Exhibit B

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $.0001 per share, of Graymark Healthcare, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 10th day of May, 2011.

May 11, 2011	/s/ P. Mark Moore
P. Mark Moore

/s/ David Story
David Story

BLACK OAK II, LLC, a South Dakota limited liability company

	By:	Black Oak Partners, LLC, its manager

	By:	/s/ P. Mark Moore
P. Mark Moore, Manager

BLACK OAK CAPITAL, LLC, a South Dakota limited liability company

	By:	Black Oak Partners, LLC, its manager

	By:	/s/ P. Mark Moore
P. Mark Moore, Manager

BLACK OAK HOLDINGS, LLC, a South Dakota limited liability company

	By:	/s/ P. Mark Moore
P. Mark Moore, Manager

BLACK OAK PARTNERS, LLC, a South Dakota limited liability company

	By:	/s/ P. Mark Moore
P. Mark Moore, Manager

IRREVOCABLE TRUST OF LYNN D. MOORE DATED MARCH 18, 1997

/s/ P. Mark Moore
	By:	P. Mark Moore, Trustee